EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Raymond James Financial, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Raymond James Financial, Inc. relating to the Raymond James Financial, Inc. 2003 Employee Stock Purchase Plan, as amended, of our reports dated November 26, 2008, with respect to the consolidated statements of financial condition of Raymond James Financial, Inc. and subsidiaries as of September 30, 2008 and 2007, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2008, and the effectiveness of internal control over financial reporting as of September 30, 2008, which reports appear in the September 30, 2008 annual report on Form 10-K of Raymond James Financial, Inc.

KPMG LLP

February 25, 2009
Tampa, Florida

Certified Public Accountants